Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15 Additional Sub-custodians:

Deutsche Bank AG, Netherlands (Via Paris), Paris, France
Deutsche Bank AG, Frankfurt, Germany
Deutsche Bank AG, Seoul, Republic of Korea
Deutsche Bank AG, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
Unicredit Bank Serbia JSC, Belgrade, Serbia
United Overseas Bank Limited, Singapore, Singapore
Nedbank Limited, Braamfontein, South Africa
Barclays Bank of Uganda Limited, Kampala, Uganda
Deutsche Bank S.p.A., Milan, Italy

Type of Custody:  Foreign Custodian Rule 17f-5